UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 6, 2011

DJSP ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	001-34149	98-0667099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 South Pine Island Road, Suite 400 Plantation, Florida	33324
(Address of Principal Executive Offices)	(Zip Code)

(954) 233-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

DAL Group, LLC (“DAL”), a subsidiary of DJSP Enterprises, Inc. (the “Company”), has obtained waivers from the Law Offices of David J. Stern, P.A., Chardan Capital, LLC, Chardan Capital Markets, LLC, and Kerry S. Propper, of payments due through April 1, 2011, on a $47,869,000 note, a $1,000,000 note, a $250,000 note, and a $1,500,000 note held by such parties, respectively.  The waivers were sought by DAL as it develops and implements plans to restructure its ongoing operations to reflect its significantly reduced revenues and operations and the other changes described in its prospectus supplement, dated December 13, 2010, to the Company’s prospectus dated June 25, 2010.  The waivers are attached to this Form 8-K as Exhibits 99.1 through 99.3.

In connection with its January 15, 2010 transaction with the Company, DAL executed a series of unsecured Term Notes (the “Unsecured Notes”) in the aggregate principal amount of $1,600,000, deferring certain costs related to the Company’s initial public offering due to various advisors to the Company.  Pursuant to each of the Unsecured Notes, interest in the amount of 5.0% per annum is payable quarterly, in arrears, on the first business day of January, April, June and September of each year.  DAL did not make the interest payment on the Unsecured Notes due January 3, 2011.  As a result, the principal balances of the Unsecured Notes were automatically accelerated without notice from the holders of the Unsecured Notes.

DAL also has a $500,000 Term Note outstanding with Cornix Management, LLC (“Cornix”) that bears interest in the amount of 15.0% per annum, payable monthly, and matures on January 15, 2011 (the “Cornix Note”).  Cornix had previously deferred interest payments on the Cornix Note through January 1, 2011.  Pursuant to the terms of a General Subordination Agreement covering the line of credit obligations (the “Line of Credit”) owed to BA Note Acquisition, LLC (“BNA”), DAL is not permitted to make interest or principal payments under the Cornix Note so long as the Line of Credit remains in default.  DAL failed to make an interest payment to Cornix on January 3, 2011, and is thus in default under the Cornix Note, but has not received a notice from Cornix accelerating the amounts due thereunder.

DAL is seeking waivers from the holders of the Unsecured Notes and Cornix of principal and interest payments otherwise due under these notes, and the default interest rates under these notes, through April 1, 2011.

As previously disclosed, DAL has entered into a Forbearance Agreement with BNA, pursuant to which BNA has agreed to forbear from taking action on the Line of Credit until March 9, 2011.  The outstanding principal balance of the Line of Credit at January 14, 2011 was $5,496,863.28.

Pursuant to the Contribution and Membership Interest Purchase Agreement (the “Contribution Agreement”), DAL is obligated to pay a Finance Charge of 5% per annum, payable on the first business day of January, April, June and September of each year, on the FlatWorld Additional Warrant Proceeds in the amounts of $600,000 payable to Nagina Partners LLC (“Nagina”) and $400,000 payable to Jeffrey A. Valenty (“Valenty”).  DAL did not make the payments due on January 3, 2011, which results in an increased Finance Charge rate to 8.0%.  DAL is seeking waivers from Nagina and Valenty of the payment of the Finance Charge and increased rate through April 1, 2011.

There can be no assurance that DAL will be able to obtain waivers from the holders of the Unsecured Notes, Cornix, Nagina or Valenty.  If DAL is unable to develop ongoing operating plans acceptable to its debt holders or successfully develop and implement those plans in a timely manner, it will not be able to continue its business operations.

Item 8.01.     Other Events.

Valenty and Nagina have informed the Company that they intend to exchange their Common Units of DAL for an aggregate of 722,668 and 1,084,000 ordinary shares of the Company’s common stock (the “Shares”), respectively, on January 18, 2011.  The exchange will be made in accordance with the terms of the First Amended and Restated Limited Liability Company Agreement of DAL dated as of January 15, 2010, as amended.  The Shares were previously registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form F-1, effective June 25, 2010.

Item 9.01.     Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Descriptions
99.1	Interest Deferral Agreement and Limited Waiver of Law Offices of David J. Stern, P.A.
99.2	Interest Deferral Agreement and Limited Waiver of Chardan Capital, LLC and Kerry S. Propper.
99.3	Interest Deferral Agreement and Limited Waiver of Chardan Capital Markets, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJSP Enterprises, Inc.
(Registrant)

Date January 14, 2011	By	/s/ Stephen J. Bernstein
Stephen J. Bernstein, President and Chief Executive Officer